EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                COMPOSITECH LTD.


It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Compositech Ltd.

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out paragraph one of Article Fourth thereof and by substituting in lieu of said paragraph the following new paragraph:

          FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 54,714,161 shares, consisting of (A) 714,161 shares of Series A Convertible Preferred Stock, par value $3.00 per share (the "Series A Preferred Stock"), (B) 4,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and (C) 50,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock").

     3. The amendment of the Restated Certificate of Incorporation of the Corporation hereby certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Compositech Ltd. has caused this Certificate to be signed by Christopher F. Johnson, its President and Chief Executive Officer, this 26th day of March, 1999.



                                      By:  /s/ Christopher F. Johnson
                                           -------------------------------------
                                           Christopher F. Johnson
                                           President and Chief Executive Officer